EXHIBIT 99.1

ACORN ENERGY ANNOUNCES Q1 2011 RESULTS

Montchanin, DE (May 10, 2011) - Acorn Energy, Inc. (NASDAQ: ACFN) an energy technology holding company, today announced its results for the first quarter ended March 31, 2011.

For the first quarter revenues were $6.8 million vs. $7.1 million in the comparable 2010 quarter.  Flat revenues were mostly the result of long sales cycles and some potential customers delaying orders due to world-wide economic conditions.  However, a dramatic increase in pipeline activity is expected to improve revenues for the balance of the year, particularly in the third and fourth quarters.

Net loss for the quarter was $2.2 million compared to a net loss of $3.1 million in the first quarter of 2010 or ($0.13) vs. ($0.25) per share.

Operating expenses at the corporate level were $0.9 million compared to $1.4 million in the first quarter of 2010, a decrease of approximately 40%.

“Acorn’s revenue growth took a brief pause in the first quarter due to some delays in anticipated customer orders.  Acorn’s revenues have expanded at a nearly 40% compounded annual growth rate since 2008.  We have very good reason to believe that our growth will resume in the following three quarters and 2011 will be another year of extraordinary progress.  In the meantime, we continue to make investments in each of our companies as we strive to expand the new market categories we are creating in energy technology.  We believe that the value of Acorn will be recognized by the investment community as each of our portfolio companies shows signs of traction in the coming months.” commented John Moore, CEO of Acorn Energy.

Portfolio Companies

CoaLogix

CoaLogix’ revenues of $3.7 million represent a decrease of about $0.7 million or 16% in the first quarter compared to the first quarter last year.  Throughout 2010, electric utilities experienced declines in power demand.  The reduced power demands resulted in temporary delays in the demand for CoaLogix’ regeneration of SCR catalyst, which is used by coal-fired power plants to reduce NOx emissions.  A resurgence in demand for the regeneration of catalyst is reflected in a record level of proposals, both in dollar amounts and quantity, for regeneration projects.

During the first quarter, CoaLogix received new orders totaling $3.7 million, and as of March 31st backlog totaled $7.6 million.  Management expects revenues to substantially increase for the balance of 2011, and believes the first quarter to be an anomaly and a short-term postponement of needed regeneration.  During the first quarter, CoaLogix continued to use excess capacity to process inventory of catalyst modules so CoaLogix can respond more quickly to its utility customers when demand returns.  As a result, the inventory value of these catalyst modules increased by $1.9 million in the quarter.

In addition, CoaLogix is in the process of creating two wholly-owned enterprises in China: one in Hong Kong and another in Shanghai.  The purpose is to provide legal entities needed for a presence and entry into the Chinese market.  The regeneration opportunities in China are expected to be several-fold larger than the U.S.  Test results for applying CoaLogix’ technologies for regenerating existing SCR catalysts in China have been successful, and CoaLogix is actively submitting proposals to potential customers and joint venture partners.

DSIT

DSIT recorded revenues of $2.4 million in the first quarter compared to $2.6 million in the prior year period.  Contributing to a flat sales period was the completion of a large project in 2010 combined with a delay in an expected follow-up order of another major project.

There is continued and increasing interest in DSIT’s underwater surveillance and detection systems due to the growing unrest in the Middle East.  As a result, DSIT continues to expect to record revenue growth and be profitable in 2011. However, the rate of growth and the level of profitability are partly dependent upon the receipt of an anticipated follow-up order from an existing customer in the first half of 2011.

GridSense

GridSense is a pioneer in the field of distribution optimization and a growing number of electric utilities are evaluating its products, which remotely monitor the health of electric distribution networks.  Many of the world’s developed nations are facing an imminent crisis on their electric grids, and without significant further investment in their aging infrastructure, the number and cost of service interruptions are expected to increase.  GridSense has been investing heavily in expanding its product line and adding features to its existing products to improve their appeal.  Smart Grid News has declared that 2011 is the year the hockey stick growth begins for distribution optimization.  GridSense has a sizeable pipeline of new business and the weakness in utility spending and delays in projects dependent upon federal grants appear to be changing favorably.  GridSense should soon benefit from the grants being awarded to customers as projects move forward to deployment.  GridSense revenue was $0.6 million in the first quarter.

U.S. Sensor Systems, Inc. (USSI)

USSI has developed state-of-art seismic sensors which dramatically improve the detection of oil and gas reservoirs as well as reduce the costs for remotely monitoring pipeline leaks and damage.  USSI is expanding tests and proof-of-concept contracts and results thus far have been very positive while at the same time providing USSI with a roadmap on how to complete the commercial development of the system.   Management is confident that a major market exists for a seismic sensor and believes it will be  significantly less expensive while at the same time be dramatically more sensitive than competing seismic sensors. However, it is imperative that the system is mature before it is introduced to the market. USSI anticipates significant revenue growth over the balance of 2011 related to collaborations with major end users and OEMs.  Current year revenue for USSI thus far has been nominal.

Conference Call Information

The Company will host an investor call on Wednesday, May 11, 2011 at 8:30 am EDT to discuss its first quarter 2011 results and developments at the Company.

To participate in the conference call, please dial (800) 860-2442 or (412) 858- 4600 (Intl) (no pass code required). You may also access the call through the Internet at www.acornenergy.com.  If you are unable to participate in the live call, a digital replay of the call will be available through 9:00am on May 25, 2011 by dialing (877) 344-7529 or (412) 317-0088 and entering access code # 450767.

About Acorn Energy

Acorn Energy, Inc. is a holding company focused on technology driven solutions for energy infrastructure asset management.  Our four businesses in which we have controlling interests, improve the world's energy infrastructure by making it cleaner and less expensive to operate air pollution systems for coal and gas-fired power plants (CoaLogix), more secure by providing security solutions for underwater energy infrastructure (DSIT), more reliable by providing condition monitoring instruments for critical assets on the electric grid (GridSense) and more productive and efficient by increasing oil and gas production while lowering costs through use of ultra-high sensitive seismic tools for more precise pinpointing of oil and gas reservoirs (USSI). For more information visit www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the Company and its operating companies will be able to achieve the expected growth in revenue or meet the other expectations described or referred to above.  A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Investor Contact:
Paul G. Henning
Cameron Associates
(212) 554-5462
Paul@cameronassoc.com

-Financial Tables to Follow-

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	March 31,	December
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$6,457	$7,356
Restricted deposits	1,613	1,925
Accounts receivable	5,125	8,873
Unbilled revenue and work-in-process	4,336	3,860
Inventory	6,522	4,314
Other current assets	2,146	1,488
Total current assets	26,199	27,816
Property and equipment, net	10,760	10,943
Severance assets	2,618	2,498
Restricted deposits	85	85
Intangible assets, net	9,047	9,300
Goodwill	8,441	8,393
Deferred taxes	294	302
Other assets	611	448
Total assets	$58,055	$59,785

LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term bank debt	$1,171	$1,531
Accounts payable	4,390	4,547
Accrued payroll, payroll taxes and social benefits	1,825	2,043
Other current liabilities	5,874	5,096
Total current liabilities	13,260	13,217
Long-term liabilities:
Accrued severance	3,867	3,715
Long-term debt	394	389
Other long-term liabilities	628	587
Total long-term liabilities	4,889	4,691
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,067,925 and 18,291,083 shares at December 31, 2010 and March 31, 2011, respectively	182	180
Additional paid-in capital	84,607	83,596
Warrants	427	427
Accumulated deficit	(50,648)	(48,431)
Treasury stock, at cost – 801,920 shares at December 31, 2010 and March 31, 2011	(3,036)	(3,036)
Accumulated other comprehensive income	740	637
Total Acorn Energy, Inc. shareholders’ equity	32,272	33,373
Non-controlling interests	7,634	8,504
Total equity	39,906	41,877
Total liabilities and equity	$58,055	$59,785

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(IN THOUSANDS, EXCEPT NET LOSS PER SHARE DATA)

	Three months ended
	March 31,
	2011	2010
Revenues:
SCR services	$3,747	$4,478
Projects	2,348	2,507
Smart grid distribution products and services	641	—
Other	106	99
Total revenues	6,842	7,084
Cost of sales:
SCR services	2,665	2,546
Projects	1,467	1,342
Smart grid distribution products and services	371	—
Other	83	82
Total cost of sales	4,586	3,970
Gross profit	2,256	3,114
Operating expenses:
Research and development expenses	588	48
Selling, general and administrative expenses	4,558	4,147
Total operating expenses	5,146	4,195
Operating loss	(2,890)	(1,081)
Finance expense, net	(122)	—
Gain on sale of HangXing	492	—
Distribution from EnerTech	—	135
Loss before taxes on income	(2,520)	(946)
Income tax expense	(65)	(75)
Net loss from continuing operations	(2,585)	(1,021)
Loss from discontinued operations	—	(2,152)
Net loss	(2,585)	(3,173)
Net loss attributable to non-controlling interests	368	50
Net loss attributable to Acorn Energy, Inc. shareholders	$(2,217)	$(3,123)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$(0.13)	$(0.08)
From discontinued operations	—	(0.17)
Net loss per share attributable to Acorn Energy, Inc. shareholders	$(0.13)	$(0.25)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic and diluted	17,449	12,498